Exhibit 99.1

Potlatch Corporation
601 W. Riverside Ave., Suite 1100
Spokane, WA 99201
509.835.1500
www.potlatchcorp.com

News Release

For immediate release

Contact:	(Media)	(Investors)
	Mark J. Benson	Douglas D. Spedden
	509.835.1513	509.835.1549

POTLATCH CORPORATION ANNOUNCES CHIEF FINANCIAL OFFICER

SPOKANE, Wash.—(BUSINESS WIRE)—June 4, 2007—Potlatch Corporation (NYSE:PCH) today announced the appointment of Eric J. Cremers as Vice President, Finance and Chief Financial Officer. Cremers will assume the CFO responsibilities on August 1, 2007, and will replace Gerald L. Zuehlke who will retire at the end of the year as previously announced.

Cremers, 43, will have responsibility for financial reporting and controls, information technology, investor relations, risk management, tax and treasury functions.

“Eric brings strong experience in strategy and business development, which complements our mission to grow value under the REIT structure,” said Chairman, President and CEO Michael J. Covey. “Cremers’ diverse experience in consumer and industrial companies, coupled with his investment banking background, will be a valued addition to our senior management team.”

Cremers most recently was Senior Vice President of Corporate Strategy and Business Development for Albertsons, Inc., one of the largest retail grocery chains. He has also held senior positions in investment banking at US Bancorp Piper Jaffray in Minneapolis, MN and in business strategy development at The Pillsbury Company.

Cremers earned a Bachelor of Science in Mechanical Engineering from the University of Kentucky and an MBA from the Harvard Business School.

Potlatch is a Real Estate Investment Trust (REIT) with 1.5 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin. Through its taxable REIT subsidiary, the company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company also conducts a land sales and development business through its taxable REIT subsidiary. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

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This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

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